As filed with the Securities and Exchange Commission on April 10, 1998


                                            Registration Statement No. 333-48575

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------
                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BERKSHIRE REALTY COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                            04-3086485
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)


                               470 Atlantic Avenue
                           Boston, Massachusetts 02210
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               Scott D. Spelfogel
                         Berkshire Realty Company, Inc.
                               470 Atlantic Avenue
                           Boston, Massachusetts 02210
                                 (617) 423-2233
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)


                                   Copies to:
                            Alexander J. Jordan, Jr.
                                 Peabody & Brown
                               101 Federal Street
                        Boston, Massachusetts 02110-1832
                                 (617) 345-1103

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

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, NY 10048 and at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and similar information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, DC 20549, a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission at its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-10660) are incorporated herein by reference:


         (a) Annual Report on Form 10-K for the year ended December 31, 1997 and amendment to such Annual Report on Form 10-K/A;

         (b) Current Report on Form 8-K filed February 13, 1998 and amendment to such Current Report on Form 8-K/A filed March 31, 1998; and

         (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed November 19, 1990 pursuant to the Exchange Act.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Redemption Shares offered hereby have been sold or which deregisters all Redemption Shares then remaining unsold shall be incorporated by reference in this Propsectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be

Recent Legislation

         In addition to changes to the requirements for qualification and taxation as a REIT discussed above, the Taxpayer Relief Act also contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for long-term capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to a shareholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

         Unitholders are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Stock and with respect to the tax consequences arising under the federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences arising from such Unitholder's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares. The shares of Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales.

         The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

         The Company will pay substantially all the expenses incurred by the Unitholders and the Company incident to the offering, but excluding any selling commissions or discounts, brokerage fees, transfer taxes or the fees or expenses of any counsel, accountants or other representatives retained by the Unitholders.

         The Company has agreed to indemnify the Unitholders against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS


         The consolidated financial statements of Berkshire Realty Company, Inc. and its subsidiaries, included in the report on Form 10-K of the Company for the fiscal year ended December 31, 1997 referred to above have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated January 16, 1998, except for Note V, for which the date is February 27, 1998, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

Item 16.  Exhibits


          Exhibit
          Numbers                  Description
          -------                  -----------


           5.1      Opinion regarding legality.

           8.1      Opinion regarding certain tax matters.

          23.1      Consent of Coopers & Lybrand L.L.P.

          23.2      Consent of Peabody & Brown (included in Exhibit 5.1 hereto).

          24.1**    Power of Attorney (included on signature page hereto).


         -------------------------------
         ** Previously filed.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on April 9, 1998.

                                BERKSHIRE REALTY COMPANY, INC.



                                By:  /s/ Marianne Pritchard
                                     ------------------------------------------
                                     Marianne Pritchard, Executive
                                     Vice President and Chief Financial Officer
                                     of Berkshire Realty Company, Inc.





      SIGNATURE                                          TITLE                                  DATE
      ---------                                          -----                                  ----
/s/ Douglas Krupp*                      Chairman of the Board and Director of Berkshire         April 9, 1998
-----------------------------           Realty Company, Inc.
Douglas Krupp


/s/ David F. Marshall*                  President, Chief Executive Officer and Director         April 9, 1998
-----------------------------           of Berkshire Realty Company, Inc.
David F. Marshall


/s/ Marianne Pritchard*                 Executive Vice President and Chief Financial            April 9, 1998
-----------------------------           Officer of Berkshire Realty Company, Inc.
Marianne Pritchard


/s/ Terrance R. Ahern*                  Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
Terrance R. Ahern


/s/ David M. deWilde*                   Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
David M. deWilde



/s/ J. Paul Finnegan*                   Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
J. Paul Finnegan


/s/ Charles N. Goldberg*                Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
Charles N. Goldberg


/s/ Paul D. Kazilionis*                 Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
Paul D. Kazilionis


/s/ E. Robert Roskind*                  Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
E. Robert Roskind


/s/ Arthur P. Solomon*                  Director of Berkshire Realty Company, Inc.              April 9, 1998
-----------------------------
Arthur P. Solomon

                                              *By:  /s/ Marianne Pritchard
                                                    -----------------------------------
                                                    Marianne Pritchard, Attorney-in-fact

               Exhibit Index to Registration Statement on Form S-3
               ---------------------------------------------------


The following exhibits are filed as part of this Registration Statement on Form S-3.


    Exhibit
    Numbers                Description
    -------                -----------


      5.1         Opinion regarding legality.

      8.1         Opinion regarding certain tax matters.

     23.1         Consent of Coopers & Lybrand L.L.P.

     23.2         Consent of Peabody & Brown (included in Exhibit 5.1 hereto).

     24.1**       Power of Attorney (included on the signature page hereto).


---------------------
** Previously filed.